Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-290956 and No. 333-287605) on Form S-1 and in the registration statement (No. 333-287205) on Form S-8 of our report dated February 26, 2026, with respect to the consolidated financial statements of Galaxy Digital Inc. and subsidiaries.

/s/ KPMG LLP
New York, New York
February 26, 2026